Exhibit 99.1

NEWS RELEASE
Contacts:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE ANNOUNCES CONFIRMATION OF
PLAN OF REORGANIZATION

MAY 19, 2012 - DALLAS, TEXAS - Reddy Ice Holdings, Inc. (OTCQB: RDDYQ) (the “Company”) today announced that the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”) confirmed the first amended joint plan of reorganization (the “Plan”) of the Company and its direct subsidiary, Reddy Ice Corporation (together with the Company, the “Debtors”) under Chapter 11 of the Bankruptcy Code. The Company currently expects to emerge from Chapter 11 in late May 2012 after the conditions to effectiveness of the Plan are satisfied.

All voting classes of creditors voted in favor of the Plan, with over 80% in amount and over 90% in number of the Debtors’ first and second lien noteholders and 100% of the Company’s senior discount noteholders voting in favor of the Plan.

The Plan will substantially deleverage the Debtors’ balance sheet and position the Debtors to be a financially stronger enterprise post-emergence. Through the Plan, (i) the Debtors’ financial debt will be reduced by approximately $145 million, (ii) the Debtors’ cash interest expense will be reduced by approximately $20 million annually, and (iii) the Debtors will receive new equity capital infusions totaling approximately $25 million, including a $7.5 million preferred stock investment by Centerbridge Capital Partners II, L.P. or one or more of its parallel funds (“Centerbridge”) and a $17.5 million preferred stock rights offering to holders of the Debtors’ pre-petition second lien secured notes backstopped by Centerbridge.

In connection with the Plan, the Debtors entered into, and the Bankruptcy Court approved, settlement agreements in respect of certain outstanding litigation matters including (i) the putative direct purchaser class action claims, (ii) the putative indirect purchaser class action claims and (iii) the putative securities class action claims.

Under the Plan, holders of common stock of the Company will share in approximately $2.4 million in cash, with the option for holders of at least 25,000 shares of common stock to elect to receive common stock of the reorganized Company in lieu of cash.  Subject to certain conditions, in the event that the Company consummates an acquisition of Arctic Glacier Income Fund, holders of common stock of the Company will share in an additional approximately $1.2 million in cash or, with respect to holders who elected to receive common stock of the reorganized Company, additional common shares of the reorganized Company.

Gilbert M. Cassagne, the Company’s Chairman, Chief Executive Officer and President, said, “The confirmation of our Plan represents the last major milestone prior to completing our restructuring and we are proud of what we have accomplished in partnership with Centerbridge and other stakeholders.  We believe that we have established a foundation to emerge as a stronger and more competitive company without the distraction of any material ongoing litigation and with the resources to execute on our strategic vision.  I would like to thank our customers and vendors for their support throughout this process as well as our employees for their ongoing to commitment to Reddy Ice.”

The Company’s Claims Agent maintains a website containing Bankruptcy Court documents and other updates at www.kccllc.net/reddyice .

DLA Piper LLP (US) is serving as the Company’s legal advisor, and Jefferies & Company, Inc. is serving as the Company’s financial advisor.

ABOUT REDDY ICE

Reddy Ice Holdings, Inc. is the largest manufacturer and distributor of packaged ice in the United States. With approximately 1,500 year-round employees, the Company sells its products primarily under the widely known Reddy Ice® brand to a variety of customers in 34 states and the District of Columbia.  The Company provides a broad array of product offerings in the marketplace through traditional direct store delivery, warehouse programs and its proprietary technology, The Ice Factory®.  Reddy Ice serves most significant consumer packaged goods channels of distribution, as well as restaurants, special entertainment events, commercial users and the agricultural sector.

This press release contains various “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s belief as well as assumptions made by and information currently available to management.  Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.  Such statements contain certain risks, uncertainty and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.